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                                                                    EXHIBIT 99.1

                         BOEING OUTLINES FACILITIES PLAN

SEATTLE, MARCH 20, 1998--The Boeing Company today announced a plan to streamline facilities, focus manufacturing and assembly operations, and eliminate redundant laboratories. By the end of the year 2000, these phased actions, along with other business initiatives, are expected to result in a decrease in facilities of approximately 18 million square feet, or more than 15 percent. The employment impact of the facility actions and the previously announced discontinuation of the MD-80 and MD-90 jetliner programs is a reduction of approximately 8,200 people. This does not include previously announced intentions (Dec. 16, 1997) to reduce commercial airplane employment by 12,000 beginning in the second half of 1998.

"As a result of the merger with McDonnell Douglas and acquisition of Rockwell's aerospace and defense operations, we are strategically realigning the use of our facilities to provide better value to our customers and shareholders," said Phil Condit, Boeing chairman and chief executive officer. "These actions are in addition to ongoing initiatives to improve productivity and reduce costs."

Condit noted that the decisions announced today will not require the company to take a one-time special charge against earnings. "These planned actions will help keep the company competitive for new business opportunities," Condit said. The resulting net savings within the Information, Space & Defense Systems segment will largely accrue to the U.S. government customer on future contracts.

"We will concentrate investments in facilities, technology and people in keeping with our core competencies," Condit stated. "This will enhance our business base and provide continuing opportunities for our employees.

"We have determined what, where and how our products will be made. We are establishing key Program Management Centers, responsible for overall management of Boeing product lines; Assembly, Integration & Test Centers, responsible for final assembly, systems integration and testing of products; and Strategic Manufacturing Centers, responsible for producing components or serving as centers of excellence for specific manufacturing processes," Condit said. He noted these centers will be or have been established within the existing operating group structure.

In addition, Boeing will close duplicate laboratories and facilities, and form key partnerships with critical suppliers.

Boeing acquired the aerospace defense operations of Rockwell in December 1996 and merged with McDonnell Douglas on Aug. l, 1997. Boeing is the world's largest aerospace company with 238,000 employees worldwide.

The attached fact sheets detail the impact by geographical area and outline the changes by the company's three operating groups.



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